NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
SECOND-QUARTER AND SIX-MONTH 2007 RESULTS
AND UPDATES REVIEW OF STRATEGIC ALTERNATIVES AND DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•	Second-quarter 2007 net income totaled $0.2 million, $0.03 per share, compared with $17.8 million, $2.32 per share, in the second quarter of 2006.
•	In July 2007, Stratus entered into an agreement for the sale of Escarpment Village for approximately $46.6 million with closing scheduled by the fourth quarter of 2007.
•	Construction on Block 21 is expected to begin by the fourth quarter of 2007.
•	For the third quarter of 2007, Stratus’ scheduled real estate sales under existing homebuilder lot sale contracts include the following:
o	26 lots in its Circle C community for $1.8 million
o	15 lots at its Deerfield project for $1.0 million
o	3 lots at its Wimberly Lane Phase II subdivision in the Barton Creek community for $0.5 million
•	Stratus has terminated the previously announced process of exploring the possible sale of the company.

	Second Quarter		Six Months
	2007	2006	2007	2006
	(In Thousands, Except Per Share Amounts)
Revenues	$6,962	$32,521	$12,536	$43,871
Operating income	531	18,404	1,558	20,303
Income from continuing operations	193	18,385	969	28,498
Income (loss) from discontinued operations, including
net gain on sale of 7000 West of $7.3 million
in the 2006 six-month period	48	(610)	10	7,453
Net income	$241	$17,775	$979	$35,951

Diluted net income (loss) per share of common stock:
Continuing operations	$0.03	$2.40	$0.13	$3.71
Discontinued operations	-	(0.08)	-	0.97
Diluted net income per share of common stock	$0.03	$2.32	$0.13	$4.68

Diluted weighted average shares of common stock
outstanding	7,690	7,660	7,680	7,679

AUSTIN, TX, August 8, 2007 – Stratus Properties Inc. (NASDAQ: STRS) reported net income of $0.2 million, $0.03 per share, for the second quarter of 2007, compared to $17.8 million, $2.32 per share, for the second quarter of 2006. For the six months ended June 30, 2007, Stratus reported net income of $1.0 million, $0.13 per share, compared with $36.0 million, $4.68 per share, for the six months ended June 30, 2006. Income from continuing operations for the first six months of 2006 included an $8.3 million, $1.08 per share, tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance.

In the second quarter of 2007, Stratus committed to a plan to sell its two office buildings at 7500 Rialto Boulevard. Accordingly, the 2007 and 2006 periods present results of operations for 7500 Rialto Boulevard in income (loss) from discontinued operations in Stratus’ condensed consolidated statements of income. Income (losses) from discontinued operations for 7500 Rialto Boulevard totaled $48,000 in the second quarter of 2007, $(0.1) million in the second quarter of 2006, $10,000 in the first six months of 2007 and $(0.2) million in the first six months of 2006. Stratus has received a high level of interest from prospective purchasers of these office buildings.

On March 27, 2006, Stratus sold 7000 West for $22.3 million, resulting in a net after-tax gain of $7.3 million, $0.96 per share, in the first six months of 2006. Other than the gain from the sale of 7000 West, income from discontinued operations for 7000 West was $0.4 million, $0.05 per share, in the first six months of 2006. The second-quarter 2006 loss from discontinued operations for 7000 West includes a provision for income taxes of $0.5 million for the allocation of Stratus’ second-quarter 2006 tax provision to discontinued operations in accordance with income tax accounting rules.

Real Estate Revenues.  Property sales for the second-quarter and six-month periods of 2007 and 2006 included the following (revenues in thousands):

	Second Quarter
	2007		2006
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Drive	2	$809	12	$4,952
Mirador Estate	2	1,559	3	1,688
Wimberly Lane Phase II
Standard Homebuilder Estate	3	522	3	482

Circle C
Meridian	20	1,423	43	2,504

Deerfield	15	1,004	20	1,343
Total Residential	42	$5,317	81	$10,969

	Six Months
	2007		2006
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Drive	2	$809	18	$7,854
Calera Court Courtyard Homes	-	-	4	2,312
Mirador Estate	2	1,559	5	2,753
Wimberly Lane Phase II
Standard Homebuilder Estate	6	1,045	5	783

Circle C
Meridian	48	3,239	82	4,791

Deerfield	30	2,008	30	2,014
Total Residential	88	$8,660	144	$20,507

Stratus sold a five-acre tract at the Circle C community for $1.1 million during the first quarter of 2007 and a 7.5-acre tract in the Barton Creek community for $1.5 million during the first quarter of 2006. In April 2006, Stratus sold a 58-acre tract at Lantana for $21.2 million of which $0.5 million represented a reimbursement of certain costs, which was recorded as a reduction of cost of sales.

Rental Income.  In 2006, Stratus began earning rental income from its Escarpment Village project that was substantially completed in the second quarter of 2006. In the second quarter of 2007, Stratus earned rental income, primarily from Escarpment Village, totaling $0.9 million, compared with $0.5 million in the second quarter of 2006.

Development Activities.Block 21– In April 2005, the City of Austin selected Stratus’ proposal to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. The project includes an entire city block and is planned for a mixture of retail, hotel, residential and entertainment uses. In December 2006, Stratus acquired the property for $15.1 million. Stratus has executed agreements with Starwood Hotels & Resorts Worldwide, Inc. for the development of a W Hotel and Residences on the site. In addition, Stratus has agreements for the new studio for KLRU’s “Austin City Limits” program and for the Austin Children’s Museum. On May 8, 2007, Stratus announced its partnership with Canyon-Johnson Urban Fund II, L.P., a joint venture between the Los Angeles-based Canyon Capital Realty Advisors and Earvin "Magic" Johnson, for the development of Block 21. Stratus has begun the permitting process with the City of Austin and expects construction to begin by the fourth quarter of 2007.

Lantana– Lantana is a partially developed, mixed-use project with remaining entitlements for approximately 1.0 million square feet of office and retail use on 223 acres as of June 30, 2007. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus’ existing entitlements.

In September 2006, Stratus completed a second 75,000-square-foot office building at 7500 Rialto Boulevard in response to increased demand for office space within Lantana. As of June 30, 2007, Stratus had leased approximately 50 percent of the space at the second office building and approximately 96 percent of the original office building. In the second quarter of 2007, Stratus committed to a plan to sell the office buildings at 7500 Rialto Boulevard.

Calera– During 2004, Stratus began construction of courtyard homes at Calera Court within the Barton Creek community. Calera Court, the initial phase of the “Calera” subdivision, will include 16 homesites on 16 acres. The second phase of Calera, Calera Drive, consisting of 53 single-family lots, many of which adjoin the Fazio Canyons golf course, received final plat and construction permit approval in 2005. In the third quarter of 2005, development of these lots was completed and the initial lots were sold. As of June 30, 2007, only 8 lots remained unsold at Calera Drive. Development of the final phase, known as Verano Drive, will include 71 single-family lots. Construction of the final phase of Calera began in the first quarter of 2007 and is scheduled for completion in December 2007.

Wimberly Lane Phase II– In 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision in the Barton Creek community. The homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots. The deposit was used to pay ongoing development costs of the lots. The deposit will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The lots are being sold on a scheduled takedown basis, with the initial six lots sold in December 2004 following completion of subdivision utilities, and then an average of three lots per quarter beginning in June 2005. The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing in December 2004.

Circle C Community– Stratus has commenced development activities at the Circle C community based on the entitlements secured in its Circle C settlement with the City of Austin. The Circle C settlement, as amended in 2004, permits development of 1.16 million square feet of commercial space and 1,334 residential units, including 504 multi-family units and 830 single family residential lots. Meridian is an 800-lot residential development at the Circle C community. In January 2005, the first phase of construction commenced. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first and second phases each consisted of 134 lots. The first phase was substantially completed at the end of 2005. Development of the second phase commenced in the third quarter of 2005 and was substantially completed in March 2006. Development of the 108-lot third phase of Meridian has commenced and is expected to be completed by September 2007. The 118-lot fourth phase will commence by the end of 2007 and completion is expected in 2008.

In 2006, Stratus signed another contract with a national homebuilder for 42 additional lots. Development of those lots commenced in April 2007 and substantial completion is expected in November 2007. Development of the final phase of Meridian, which consists of 57 one-acre lots, is expected to commence in 2008.

Stratus estimates its sales from the first two phases of Meridian will total at least 26 lots for $1.8 million during the third quarter of 2007.

The grand opening of Escarpment Village, a 168,000-square-foot retail project anchored by a grocery store at the Circle C community, occurred in May 2006. As of June 30, 2007, Escarpment Village had leases for 151,600 square feet or 90 percent of its available space.

In July 2007, Christopher Investment Company, Inc. (the Purchaser) initiated discussions with Stratus regarding its interest in purchasing Escarpment Village, which Stratus reports as a component of its commercial leasing segment. Effective July 19, 2007, Stratus’ wholly owned subsidiary, Escarpment Village, L.P., entered into a Purchase and Sale Agreement (the Agreement) with the Purchaser, under which Stratus agreed to sell Escarpment Village for approximately $46.6 million. The Purchaser has deposited $500,000 in an escrow account, which will be credited to the purchase price payable at closing. Both parties have agreed to a review period during which the Purchaser has the right to inspect the property and conduct due diligence and may elect to terminate the Agreement. The Agreement contains customary covenants, representations and warranties. Subject to customary closing conditions, including the Purchaser’s assumption of Stratus’ $22.8 million loan from Teachers Insurance and Annuity Association of America (TIAA), the sale is scheduled to close by the fourth quarter of 2007. The $500,000 escrow deposit is refundable during the review period and in the event TIAA fails to approve the Purchaser’s assumption of the TIAA loan.

Deerfield– In January 2004, Stratus acquired the Deerfield property in Plano, Texas, for $7.0 million. The property was zoned and subject to a preliminary subdivision plan for 234 residential lots. Stratus executed agreements with a national homebuilder, whereby the homebuilder paid Stratus $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots was $61,500, subject to certain terms and conditions. The $1.4 million option payment is non-refundable, but will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. Stratus agreed to pay up to $5.2 million of the homebuilder’s development costs. The homebuilder must pay all property taxes and maintenance costs. The initial lot sale occurred in November 2004 and subsequent lot sales are on schedule. In October 2005, Stratus executed a revised agreement with the homebuilder, increasing the lot sizes and average purchase price to $67,150 based on a new total of 224 lots. Stratus expects 15 lot sales for $1.0 million to be completed during the third quarter of 2007.

Crestview Station– In November 2005, Stratus formed a joint venture with Trammell Crow Central Texas Development, Inc. to acquire an approximate 74-acre tract at the intersection of Airport Boulevard and Lamar Boulevard in Austin, Texas, for $7.7 million. With its joint venture partner, Stratus has commenced brown-field remediation and permitting of the property, known as Crestview Station, which is located on the commuter rail line recently approved by City of Austin voters. Crestview station is planned for single-family, multi-family and retail development, with closings on the single-family and multi-family components and portions of the retail component expected to occur in 2007, subject to completion of the remediation process.

The joint venture partnership has contracted with a nationally recognized remediation firm to demolish the existing buildings and remediate the property in preparation for permitting. Under the terms of the remediation contract, the joint venture partnership will pay the contractor approximately $4.9 million upon completion of performance benchmarks and certification by the State of Texas that the remediation is complete. The contractor is required to pay all costs associated with the remediation and to maintain an environmental liability policy with $10.0 million of coverage remaining in place for a 10-year term. Pursuant to the agreement with the contractor, all environmental and legal liability was assigned to and assumed by the contractor effective November 30, 2005.

As previously announced, Stratus was exploring strategic alternatives for enhancing shareholder value, including a possible sale of the company. Stratus retained JPMorgan as its financial advisor to assist in this process. Stratus has terminated the process of exploring the possible sale of the company, but expects to continue to review various alternatives to enhance shareholder value.

William H. Armstrong III, President, Chairman and Chief Executive Officer of Stratus stated, “The Board has decided not to continue to explore the possible sale of the Company at this time. We believe there are significant opportunities for our Company going forward. Accordingly, we are continuing to evaluate other alternatives to maximize shareholder value. We are enthusiastic about the opportunities we see in the real estate market in the Austin, Texas area.”

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT.  This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at Block 21, the Lantana community, the Barton Creek community, the Circle C community, Deerfield and Crestview Station. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

#           #           #

STRATUS PROPERTIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2007		2006	2007		2006
Revenues:
Real estate	$5,317		$31,714	$9,743		$42,752
Rental income	885		522	1,812		569
Commissions, management fees and other	760		285	981		550
Total revenues	6,962		32,521	12,536		43,871
Cost of sales:
Real estate, net	3,406		11,684	4,989		19,231
Rental	856		299	1,519		425
Depreciation	323	[a]	251	623	[a]	290
Total cost of sales	4,585		12,234	7,131		19,946
General and administrative expenses	1,846		1,883	3,847		3,622
Total costs and expenses	6,431		14,117	10,978		23,568
Operating income	531		18,404	1,558		20,303
Interest expense, net	(329)		(240)	(659)		(300)
Interest income	56		188	585		202
Income from continuing operations before
income taxes	258		18,352	1,484		20,205
(Provision for) benefit from income taxes	(65)		33	(515)		8,293	[b]
Income from continuing operations	193		18,385	969		28,498
Income (loss) from discontinued operations
(including a gain on 7000 West sale of $7,348
in the 2006 six-month period, net of taxes of
$486 in the second quarter of 2006 and
$2,414 in the 2006 six-month period)	48	[c]	(610)[c,d]	10	[c]	7,453	[c,d]
Net income	$241		$17,775	$979		$35,951

Basic net income (loss) per share of common stock:
Continuing operations	$0.03		$2.51	$0.13		$3.92
Discontinued operations	-		(0.08)	-		1.02
Basic net income per share of common stock	$0.03		$2.43	$0.13		$4.94

Diluted net income (loss) per share of common stock:
Continuing operations	$0.03		$2.40	$0.13		$3.71
Discontinued operations	-		(0.08)	-		0.97
Diluted net income per share of common stock	$0.03		$2.32	$0.13		$4.68

Average shares of common stock outstanding:
Basic	7,568		7,306	7,559		7,274
Diluted	7,690		7,660	7,680		7,679

a.	Includes depreciation on Escarpment Village which opened in May 2006.
b.	Reflects the tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance.
c.
Includes $48,000 in the second quarter of 2007, $(0.1) million in the second quarter of 2006, $10,000 in the first six months of 2007 and $(0.2) million in the first six months of 2006 related to the operations of 7500 Rialto Boulevard, which Stratus committed to a plan to sell in the second quarter of 2007.

d.	Includes $(0.5) million in the second quarter of 2006 and $7.7 million in the first six months of 2006 related to the operations of 7000 West, which Stratus sold on March 27, 2006.

I

STRATUS PROPERTIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30,		December 31,
	2007		2006
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of
$114 and $116, respectively	$4,673		$1,916
Accounts receivable	880		749
Deposits, prepaid expenses and other	3,844		3,691
Deferred tax asset	1,233		1,144
Discontinued operations	196	[a]	233	[a]
Total current assets	10,826		7,733
Real estate, commercial leasing assets and facilities, net:
Property held for sale – developed or under development	121,320		116,865
Property held for sale – undeveloped	16,335		16,345
Property held for use, net	32,892		28,257
Investment in Crestview	3,800		3,800
Deferred tax asset	7,174		7,105
Other assets	4,242		4,094
Discontinued operations	19,447	[a]	19,751	[a]
Total assets	$216,036		$203,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,607		$5,421
Accrued interest, property taxes and other	4,972		5,789
Current portion of long-term debt	320		311
Discontinued operations	428	[a]	1,068	[a]
Total current liabilities	11,327		12,589
Long-term debt	62,202		50,364
Other liabilities	6,122		6,957
Discontinued operations	94	[a]	94	[a]
Total liabilities	79,745		70,004

Stockholders’ equity:
Preferred stock	-		-
Common stock	81		81
Capital in excess of par value of common stock	190,740		188,873
Accumulated deficit	(41,677)		(42,655)
Common stock held in treasury	(12,853)		(12,353)
Total stockholders’ equity	136,291		133,946
Total liabilities and stockholders' equity	$216,036		$203,950

a.	Relates to the assets and liabilities of 7500 Rialto Boulevard, which Stratus committed to a plan to sell in the second quarter of 2007.

II

STRATUS PROPERTIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2007	2006
Cash flow from operating activities:
Net income	$979	$35,951
Adjustments to reconcile net income to net cash provided by
operating activities:
Income from discontinued operations	(10)	(7,453)
Depreciation	623	290
Cost of real estate sold	5,358	20,700
Deferred income taxes	(158)	(8,293)
Stock-based compensation	759	679
Deposits	(358)	(2,753)
Other	(894)	(1,328)
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	(332)	255
Accounts payable, accrued liabilities and other	(314)	(2,980)
Net cash provided by continuing operations	5,653	35,068
Net cash (used in) provided by discontinued operations	(304)[a]	1,850 [a]
Net cash provided by operating activities	5,349	36,918
Cash flow from investing activities:
Purchases and development of real estate properties	(17,143)	(12,375)
Development of commercial leasing properties and other expenditures	(334)	(6,134)
Municipal utility district reimbursements	2,557	1,328
Net cash used in continuing operations	(14,920)	(17,181)
Net cash provided by discontinued operations	- [a]	3,988 [a]
Net cash used in investing activities	(14,920)	(13,193)
Cash flow from financing activities:
Borrowings from revolving credit facility	15,450	15,000
Payments on revolving credit facility	(18,450)	(27,997)
(Payments on) borrowings from TIAA mortgage	(154)	22,800
Borrowings from unsecured term loans	15,000	-
Borrowings from project loans	-	2,236
Repayments on project loans	-	(20,402)
Net (payments for) proceeds from exercised stock options	(35)	752
Excess tax benefit from exercised stock options	655	-
Purchases of Stratus common shares	(153)	(505)
Bank credit facility fees	-	(421)
Net cash provided by (used in) continuing operations	12,313	(8,537)
Net cash used in discontinued operations	- [a]	(6,461)[a]
Net cash provided by (used in) financing activities	12,313	(14,998)
Net increase in cash and cash equivalents	2,742	8,727
Cash and cash equivalents at beginning of year	1,955	1,901
Cash and cash equivalents at end of period	4,697	10,628
Less cash at discontinued operations	(24)	(4)
Less cash restricted as to use	(114)	(2,797)
Unrestricted cash and cash equivalents at end of period	$4,559	$7,827

a.	Relates to 7500 Rialto Boulevard, which Stratus committed to a plan to sell in the second quarter of 2007. The 2006 amounts also include results from 7000 West, which Stratus sold on March 27, 2006.

III